Exhibit 99.1

600 Travis Street
Suite 5200
Houston, Texas 77002
Contact: Roland O. Burns
Chief Financial Officer
(972) 668-8811
Web site: www.boisdarcenergy.com
NEWS RELEASE
For Immediate Release
BOIS d’ARC ENERGY, INC. ANNOUNCES PROPERTY ACQUISITION AND SALE OF COMMON STOCK
HOUSTON, TEXAS, August 28, 2006 — Bois d’Arc Energy, Inc. (“Bois d’Arc” or the “Company”) (NYSE: BDE) announced today that it has agreed to purchase an additional 20% working interest in the Ship Shoal 113 unit by exercising certain preferential rights. The Company operates the unit and will have a 100% working interest after completing the acquisition. The purchase price is $19.2 million with an effective date of March 1, 2006. The acquisition is expected to close in September 2006. Bois d’Arc estimates that the properties being acquired have proved reserves of approximately 9 billion cubic feet of natural gas equivalent. The Company plans additional development and exploratory drilling within the unit and will expand a secondary recovery waterflood project that is underway.
Bois d’Arc also announced that it has agreed to sell 2,250,000 shares of its common stock to Comstock Resources, Inc. (“Comstock”) for $35.9 million or $15.94 per share, the closing market price for the stock on August 25, 2006. The sale of common stock is expected to close by August 31, 2006. The proceeds from the sale will be used by the Company to fund the Ship Shoal 113 acquisition and to provide capital for the Company’s ongoing exploration program. Subsequent to the sale, Comstock will own 32,185,761 shares of the Company’s common stock which represents 49.4% of the basic shares outstanding and 48.5% of the total shares eligible to vote.
This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.
Bois d’Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico. The Company’s stock is traded on the New York Stock Exchange under the symbol “BDE”.